Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-3/A) and the related Prospectus of Gramercy Property Trust Inc. for the registration of $500,000,000 of its common stock, preferred stock and debt securities and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the Consolidated Financial Statements and schedule of GPT GIG BOA Portfolio Holdings LLC as of and for the year ended December 31, 2013, included in the Annual Report (Form 10-K, as amended by Form 10-K/A) of Gramercy Property Trust Inc. for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
April 28, 2014